Exhibit 99.1

April 17, 2008

A. O. Smith reports first quarter earnings of $.72 per share;

revises 2008 forecast to $2.60 - $2.80 per share

Milwaukee, Wis. — A. O. Smith (NYSE:AOS) today reported first quarter earnings of $21.9 million or $.72 per share on sales of $571.4 million. Earnings included an after-tax charge of approximately $2.7 million or $.09 per share associated with restructuring in its Electrical Products business. First quarter sales were one percent lower than last year’s first quarter.

Net earnings increased approximately 12 percent over the $19.5 million or $.63 per share earned during the same period in 2007. First quarter 2007 earnings included an after-tax restructuring charge of $.7 million or $.02 per share.

“We reported higher earnings from continued strength in foreign operations, particularly China, as well as productivity and margin enhancement initiatives, in spite of the economic downturn and sharply rising costs for steel and copper,” Paul W. Jones, chairman and chief executive officer, commented.

“But we are concerned about the dramatic rise in raw material costs and the prospect that they may persist for the remainder of the year. As a result, we will look to our customers to absorb the impact of these increases,” Jones continued.

“In addition, the slowdown in nonresidential construction we previously forecast for later in the year has already begun. Accordingly, we are lowering our 2008 earnings forecast to $2.60 to $2.80 per share from the previous estimate of between $2.70 and $2.90 per share,” Jones said.

Water Products Company

Sales of $352.1 million in the Water Products business were slightly lower than sales of $355.4 million in the first quarter of last year. Sales growth in China of more than 40 percent and improved pricing related to higher steel costs were more than offset by significantly lower residential unit volumes.

Operating profit of $35.9 million was five percent higher than the same period in 2007 as a result of the growth in China and cost reduction initiatives. Operating profit margin increased to 10.2 percent in the first quarter from 9.6 percent last year.

Electrical Products Company

Electrical Products reported sales of $220.5 million, slightly lower than in the first quarter of 2007. Higher sales in China and improved pricing related to higher raw material costs were more than offset by weakness in the residential market segment.

Operating profit increased to $11.1 million compared with $10.2 million in the first quarter of 2007. Pretax restructuring charges of $3.8 million and $1.2 million were included in the first quarters of 2008 and 2007, respectively.

The improved operating profit in the first quarter of 2008 was the result of ongoing margin improvement initiatives including repositioning savings which were partially offset by lower unit volumes. Operating profit margin improved to 5.0 percent from 4.6 percent last year.

Outlook

“The domestic housing market remains very weak and its outlook uncertain. We believe the bottom in the new housing construction market may not arrive until sometime next year. Furthermore, the decline in the nonresidential market we previously forecast has already begun and may be steeper in 2008 than originally projected,” Jones said.

“More troublesome is the escalation of raw material costs. Steel prices rose sharply during the first quarter and are projected to remain at record levels for the remainder of the year,” Jones continued.

“We have been working diligently to offset these cost increases with productivity and margin enhancement initiatives. In addition to those efforts we initiated a voluntary salaried workforce reduction in March. We believe these initiatives will help mitigate the cost headwinds. However, because of all the uncertainties in the economic environment, we have decided to lower our forecast for 2008 to $2.60 to $2.80 per share compared with our previous earnings forecast of $2.70 to $2.90 per share. This estimate includes restructuring expense of approximately $.25 per share,” Jones concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; weakening in housing construction; expected restructuring costs and savings realized; or adverse changes in general economic conditions.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2007 sales of $2.3 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended March 31
	2008	2007
Net sales	$571.4	$577.2
Cost of products sold	438.8	454.4

Gross profit	132.6	122.8

Selling, general and administrative	93.8	88.3
Restructuring and other charges	3.8	1.2
Interest expense	5.4	6.8
Other expense / (income)	(0.1)	0.2

	29.7	26.3
Tax provision	7.7	6.8

Earnings before equity in loss of joint venture	22.0	19.5
Equity in loss of joint venture	(0.1)	—

Net Earnings	$21.9	$19.5

Diluted Earnings Per Share of Common Stock	$0.72	$0.63
Average Common Shares Outstanding (000's omitted)	30,221	31,005

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) March 31 2008	December 31 2007
ASSETS:
Cash and cash equivalents	$46.6	$37.2
Receivables	418.7	415.1
Inventories	282.1	261.8
Deferred income taxes	28.3	34.0
Other current assets	33.0	19.5

Total Current Assets	808.7	767.6

Net property, plant and equipment	414.5	421.1
Goodwill and other intangibles	598.5	599.5
Other assets	65.8	66.2

Total Assets	$1,887.5	$1,854.4

LIABILITIES AND STOCKHOLDERS' EQUITY:
Trade payables	$286.8	$305.6
Accrued payroll and benefits	39.2	48.4
Product warranties	36.8	35.9
Long-term debt due within one year	13.5	15.6
Other current liabilities	63.1	67.1

Total Current Liabilities	439.4	472.6

Long-term debt	417.6	379.6
Other liabilities	162.1	170.2
Pension liabilities	40.9	39.7
Deferred income taxes	35.1	34.5
Stockholders' equity	792.4	757.8

Total Liabilities and Stockholders’ Equity	$1,887.5	$1,854.4

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2008	2007
Operating Activities
Net Earnings	$21.9	$19.5

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	16.9	16.1
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(52.6)	(59.0)
Noncurrent assets and liabilities	(2.4)	5.5
Other	1.3	0.9

Cash Used in Operating Activities	(14.9)	(17.0)

Investing Activities
Capital expenditures	(9.8)	(11.0)

Cash Used in Investing Activities	(9.8)	(11.0)

Financing Activities
Long-term debt incurred	41.6	27.9
Long-term debt repaid	(2.1)	(2.1)
Net proceeds from stock option activity	—	2.7
Dividends paid	(5.4)	(5.2)

Cash Provided by Financing Activities	34.1	23.3

Net increase / (decrease) in cash and cash equivalents	9.4	(4.7)
Cash and cash equivalents - beginning of period	37.2	25.8

Cash and Cash Equivalents - End of Period	$46.6	$21.1

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2008	2007
Net sales
Water Products	$352.1	$355.4
Electrical Products	220.5	223.0
Inter-Segment Sales	(1.2)	(1.2)

	$571.4	$577.2

Operating earnings
Water Products	$35.9	$34.2
Electrical Products (1)	11.1	10.2
Inter-Segment earnings	(0.1)	(0.1)

	46.9	44.3

Corporate expenses	(11.9)	(11.2)
Interest expense	(5.4)	(6.8)

Earnings before income taxes	29.6	26.3

Tax provision	7.7	6.8

Net Earnings	$21.9	$19.5

(1) includes pretax restructuring and other charges of:	$3.8	$1.2